Exhibit 11

Statement Regarding Computation of Per Share Earnings

The following table is the reconciliation of basic and diluted earnings per share for the three months and six months ended June 30, 2008 and 2007 (dollars in thousands except per share amounts):

	Three months ended June 30, 2008		Three months ended June 30, 2007
	Basic	Diluted	Basic	Diluted

Net income	$3,674	$3,674	$4,852	$4,852

Weighted average shares outstanding	57,571,596	57,571,596	59,749,897	59,749,897
Effect of dilutive securities	—	249,792	—	597,004
Adjusted weighted average shares outstanding	57,571,596	57,821,388	59,749,897	60,346,901

Earnings per share	$0.06	$0.06	$0.08	$0.08

	Six months ended June 30, 2008		Six months ended June 30, 2007
	Basic	Diluted	Basic	Diluted

Net income	$6,369	$6,369	$9,793	$9,793

Weighted average shares outstanding	57,530,047	57,530,047	60,139,899	60,139,899
Effect of dilutive securities	—	262,580	—	622,872
Adjusted weighted average shares outstanding	57,530,047	57,792,627	60,139,899	60,762,771

Earnings per share	$0.11	$0.11	$0.16	$0.16